Filed Pursuant to Rule 433 Registration No. 333-272447 Free Writing Prospectus dated September 13, 2024 to Preliminary Pricing Supplement dated September 13, 2024

Contingent Income Auto-Callable Securities with Memory Coupon due September 23, 2027 Based on the Performance of the Common Stock of Tesla, Inc.

Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Canadian Imperial Bank of Commerce
Underlying Stock:	The common stock of Tesla, Inc. (Bloomberg symbol: TSLA)
Stated Principal Amount:	$1,000 per security
Issue Price:	$1,000 per security
Pricing Date:	September 20, 2024
Original Issue Date:	September 25, 2024 (3 Business Days after the Pricing Date)
Maturity Date:	September 23, 2027
Early Redemption:	If, on any of the first eleven Determination Dates, the Determination Closing Price of the Underlying Stock is greater than or equal to the Initial Share Price, the securities will be automatically redeemed for an Early Redemption Payment on the related Contingent Payment Date. No further payments will be made on the securities once they have been redeemed.
Early Redemption Payment:	The Early Redemption Payment will be an amount equal to (i) the Stated Principal Amount plus (ii) the Contingent Quarterly Coupon with respect to the related Determination Date and any previously unpaid Contingent Quarterly Coupons from prior Determination Dates pursuant to the memory coupon feature.
Determination Closing Price:	The Closing Price of the Underlying Stock on any Determination Date other than the Final Determination Date.
Contingent Quarterly Coupon with Memory Coupon Feature:

•  If, on any Determination Date, the Determination Closing Price or the Final Share Price, as applicable, is greater than or equal to the Downside Threshold Price, we will pay a Contingent Quarterly Coupon at an annual rate of at least 16.00% (corresponding to at least $40.00 per quarter per security, to be determined on the Pricing Date) plus any previously unpaid Contingent Quarterly Coupons with respect to any previous Determination Dates pursuant to the memory coupon feature, on the related Contingent Payment Date.

•  If, on any Determination Date, the Determination Closing Price or the Final Share Price, as applicable, is less than the Downside Threshold Price, no Contingent Quarterly Coupon will be paid with respect to that Determination Date.

Determination Dates:	Quarterly, on December 20, 2024, March 20, 2025, June 20, 2025, September 22, 2025, December 22, 2025, March 20, 2026, June 22, 2026, September 21, 2026, December 21, 2026, March 22, 2027, June 21, 2027, and September 20, 2027 (the “Final Determination Date”).
Contingent Payment Dates:	With respect to each Determination Date other than the Final Determination Date, the third Business Day after the related Determination Date. The payment of the Contingent Quarterly Coupon, if any, with respect to the Final Determination Date will be made on the Maturity Date.
Payment at Maturity:	• If the Final Share Price is greater than or equal to the Downside Threshold Price: • If the Final Share Price is less than the Downside Threshold Price:

(i) the Stated Principal Amount plus (ii) the Contingent Quarterly Coupon with respect to the Final Determination Date and any previously unpaid Contingent Quarterly Coupons from prior Determination Dates pursuant to the memory coupon feature

(i) the Stated Principal Amount multiplied by (ii) the Share Performance Factor

Share Performance Factor:	The Final Share Price divided by the Initial Share Price
Downside Threshold Price:	50% of the Initial Share Price
Initial Share Price:	The Closing Price of the Underlying Stock on the Pricing Date, subject to adjustment as described under “Certain Terms of the Notes—Anti-Dilution Adjustments” in the underlying supplement.
Final Share Price:	The Closing Price of the Underlying Stock on the Final Determination Date.
CUSIP / ISIN:	13607XTM9 / US13607XTM91
Initial Estimated Value:	Between $939.70 and $959.70 per security, which is expected to be less than the price to public
Preliminary Pricing Supplement:	https://www.sec.gov/Archives/edgar/data/1045520/000110465924099622/tm2423152d30_424b2.htm

Hypothetical Payment at Maturity
The Securities Have Not Been Automatically Called

Hypothetical Final Share Price (as Percentage of Initial Share Price)	Hypothetical Payment at Maturity if the Securities Have Not Been Automatically Called (as Percentage of Principal Amount)
175.00%	$1,000.00*
150.00%	$1,000.00*
125.00%	$1,000.00*
110.00%	$1,000.00*
100.00%	$1,000.00*
90.00%	$1,000.00*
80.00%	$1,000.00*
70.00%	$1,000.00*
50.00%	$1,000.00*
49.00%	$490.00
25.00%	$250.00
0.00%	$0.00

* Does not include the final coupon

We have filed a registration statement (including an underlying supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read these documents and other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you these documents if you so request by calling toll-free at 1-833-931-0275.

Underlying Stock

For more information about the Underlying Stock, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to the Structure of the Securities

•	The securities do not guarantee the return of any principal.
•	The securities do not provide for the payment of fixed interest, and you may receive no Contingent Quarterly Coupons on most or all of the Coupon Payment Dates.
•	Investors will not participate in any appreciation in the price of the Underlying Stock and the return on the securities will be limited to any Contingent Quarterly Coupons paid on the securities.
•	The automatic early redemption feature limits your potential return.
•	Higher Contingent Quarterly Coupon or lower Downside Threshold Price are generally associated with a reference asset with greater expected volatility and therefore can indicate a greater risk of loss.
•	The payments on the securities are based only on the Closing Prices of the Underlying Stock on the Determination Dates.
•	Investing in the securities is not equivalent to investing in the Underlying Stock.

Risks Relating to the Underlying Stock

•	The securities will be subject to single stock risk.
•	The antidilution adjustments that the calculation agent is required to make do not cover every event that could affect the price of the Underlying Stock.
•	We have no affiliation with Tesla, Inc.
•	We may engage in business with or involving Tesla, Inc. without regard to your interests.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

Conflicts of Interest

•	Certain business, trading and hedging activities of us and our affiliates may create conflicts with your interests and could potentially adversely affect the value of the securities.
•	There are potential conflicts of interest between you and the calculation agent.

General Risks

•	Payments on the securities are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the securities.
•	The Bank’s initial estimated value of the securities will be lower than the initial issue price (price to public) of the securities.
•	The Bank’s initial estimated value does not represent future values of the securities and may differ from others’ estimates.
•	The Bank’s initial estimated value of the securities will not be determined by reference to credit spreads for our conventional fixed-rate debt.
•	If CIBCWM were to repurchase your securities after the Original Issue Date, the price may be higher than the then-current estimated value of the securities for a limited time period.
•	Economic and market factors may adversely affect the terms and market price of the securities prior to maturity.
•	The securities will not be listed on any securities exchange and we do not expect a trading market for the securities to develop.

Tax Considerations

You should review carefully the discussion in “Additional Information About the Securities — United States Federal Income Tax Considerations” and “— Certain Canadian Federal Income Tax Considerations” in the accompanying pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences—Canadian Taxation” in the prospectus concerning the U.S. and the Canadian federal income tax consequences of an investment in the securities, and you should consult your tax adviser.